Exhibit 99.1

Date: January 27, 2011	NEWS RELEASE

For Release: IMMEDIATELY
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact: James M. Farrell
HUBBELL ANNOUNCES FOURTH QUARTER EARNINGS PER DILUTED SHARE OF $0.96
BEFORE IMPACT OF DEBT EXTINGUISHMENT; AND REPORTED EARNINGS PER
DILUTED SHARE OF $0.81
SHELTON, CT. (January 27, 2011) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter ended December 31, 2010.
Net sales in the fourth quarter of 2010 were $639.3 million, an increase of 8% compared to the $591.9 million reported in the fourth quarter of 2009. Operating income was $91.0 million, or 14.2% of net sales, compared to $79.5 million, or 13.4% of net sales, for the comparable period of 2009. Net income in the fourth quarter of 2010 was $49.7 million, including a $9.1 million after tax charge for the debt extinguishment, versus $49.6 million reported in the fourth quarter of 2009. Earnings per diluted share were $0.81 in the fourth quarter of 2010, including a $0.15 per share charge for the debt extinguishment, compared to $0.84 reported in the fourth quarter of 2009. Free cash flow (defined as cash flow from operations less capital expenditures) was $76.7 million in the fourth quarter of 2010 versus $90.5 million reported in the comparable period of 2009.
Net sales for the full year 2010 were $2.5 billion, an increase of 8% compared to 2009. Operating income was $367.8 million, or 14.5% of net sales, compared to $294.7 million, or 12.5% of net sales, for the comparable period of 2009. Net income for the full year 2010 was $217.2 million, an increase of 21% compared to the $180.1 million reported in 2009. Earnings per diluted share were $3.59, or 14% above the $3.15 reported for the comparable period of 2009. Free cash flow was $218.9 million compared to $368.3 million reported in 2009.

OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “I am very proud of our fourth quarter results which reflect continued strong operating performance. Our sales increased 8% in the fourth quarter due to higher demand for utility and industrial products. Our operating margin of 14.2% was up 80 basis points compared to 2009 due to higher volume and productivity. I am also pleased to report that during the quarter we continued to strengthen our balance sheet as we took advantage of favorable interest rates and refinanced our debt that was due in 2012.
“During the fourth quarter we experienced our normal seasonal pattern of lower sales on a sequential basis while year-over-year demand improved. In our Electrical segment, U.S. non-residential construction continued the trend we have experienced for most of the year: year-over-year declines, at a lessening rate, with some offset from higher demand for renovation, relight and controls. The industrial maintenance and repair markets remained strong as capacity utilization rates were well above 2009 levels. The residential market was weaker, impacted by the continued high levels of unemployment and foreclosures. In our Power segment, we experienced a strong rebound in spending for both distribution and transmission products compared to the prior year.”
Mr. Powers added “In reviewing the full year results, our sales were better than originally planned as the non-residential construction market decline was not as steep as expected due to higher public sector spending and the benefit of increased activity for renovation, relight and controls. From a profitability perspective, I am particularly proud of our margin performance in 2010. Several years ago, we embarked on a mission to drive our operating margin back to industry leading levels and our performance in 2010 is reflective of that goal. The improved profitability was primarily due to the focus of our employees on our varied productivity programs. I am also very pleased with how Burndy performed in 2010 and the investment has proved to be an excellent strategic addition to our Company.”

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SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on fourth quarter results in 2010 and 2009.
Electrical segment net sales in the fourth quarter of 2010 increased 3% to $449.9 million compared to $436.4 million reported in the fourth quarter of 2009. The increase was primarily due to higher demand for industrial products. Compared to the fourth quarter of 2009, operating income increased 19% to $63.6 million, or 14.1% of net sales. The increase in operating income was due to higher sales, including a favorable product mix, and productivity improvements.
Hubbell’s Power segment net sales in the fourth quarter of 2010 increased 22% to $189.4 million compared to $155.5 million reported in the fourth quarter of 2009. The increase was due to higher demand for both distribution and transmission products. Compared to the fourth quarter of 2009, operating income increased 5% to $27.4 million, or 14.5% of net sales. The increase in operating income was primarily due to higher sales and productivity improvements partially offset by higher commodity costs, an unfavorable product mix and less favorable inventory adjustments.
SUMMARY & OUTLOOK
Mr. Powers commented “Turning to 2011, we expect sales to increase by 3%-5% for the year. Demand for our power products is expected to increase in the mid-single digit range as utility companies spend on distribution products to maintain the network and invest in large scale transmission projects. The industrial markets that we serve are expected to continue to grow overall, with higher spending for MRO and harsh and hazardous related products partially offset by lower demand for high voltage test equipment. The non-residential construction market is expected to be slightly lower than 2010. This market should continue to benefit from stronger demand for renovation, relight and controls. Our residential market is expected to be relatively flat as high levels of unemployment and uncertainty surrounding foreclosures are likely to continue to slow the recovery.”

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Mr. Powers concluded “From a profitability perspective, we expect to expand our operating margin by approximately 50 basis points in 2011. We anticipate some inflationary cost headwinds which we will continue to manage with productivity improvements. Our productivity plans include improved sourcing, product redesign to lower costs and lean projects focused on factory efficiency. The commodity cost environment is likely to be volatile and achieving parity with pricing will be a challenge in 2011. While we are very pleased with our performance in 2010, we are equally excited about the opportunities that remain in front of our Company. From a revenue perspective, we expect energy efficient buildings, including rapid LED adoption rates, as well as the updating of the power grid infrastructure to provide long term growth for our Company. Our strong financial position will allow us to pursue acquisitions to supplement our organic growth. The combination of top line growth opportunities and ongoing productivity initiatives are expected to drive our Company to higher levels of performance in 2011 and beyond.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such

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factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantiative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2009.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2010 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.
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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009

Net Sales	$639.3	$591.9	$2,541.2	$2,355.6
Cost of goods sold	432.5	400.1	1,712.5	1,629.7

Gross Profit	206.8	191.8	828.7	725.9
Selling & administrative expenses	115.8	112.3	460.9	431.2

Operating income	91.0	79.5	367.8	294.7
Operating income as of % of Net sales	14.2%	13.4%	14.5%	12.5%
Loss on extinguishment of debt	(14.7)	—	(14.7)	—
Interest expense, net	(8.1)	(7.6)	(31.0)	(30.6)
Other expense, net	(0.1)	(1.8)	(1.7)	(2.5)

Income before income taxes	68.1	70.1	320.4	261.6
Provision for income taxes	17.9	20.0	101.6	80.3

Net income	$50.2	$50.1	$218.8	$181.3
Less: Net income attributable to noncontrolling interest	0.5	0.5	1.6	1.2

Net income attributable to Hubbell	$49.7	$49.6	$217.2	$180.1

Earnings Per Share:
Basic	$0.82	$0.85	$3.61	$3.16
Diluted	$0.81	$0.84	$3.59	$3.15

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HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	December 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$520.7	$258.5
Short-term investments	8.8	2.6
Accounts receivable, net	341.8	310.1
Inventories, net	298.4	263.5
Deferred taxes and other	56.4	76.6

TOTAL CURRENT ASSETS	1,226.1	911.3

Property, plant and equipment, net	358.3	368.8
Investments	30.2	25.5
Goodwill	724.0	724.2
Intangible assets and other	367.2	373.0

TOTAL ASSETS	$2,705.8	$2,402.8

LIABILITIES AND EQUITY

Short-term debt	$1.8	$—
Accounts payable	160.8	130.8
Accrued salaries, wages and employee benefits	70.4	62.8
Accrued insurance	48.5	49.3
Dividends payable	21.9	20.9
Other accrued liabilities	141.6	154.7

TOTAL CURRENT LIABILITIES	445.0	418.5

Long-term debt	595.9	497.2
Other non-current liabilities	201.4	185.1

TOTAL LIABILITIES	1,242.3	1,100.8

Hubbell Shareholders’ Equity	1,459.2	1,298.2
Noncontrolling interest	4.3	3.8

TOTAL EQUITY	1,463.5	1,302.0

TOTAL LIABILITIES AND EQUITY	$2,705.8	$2,402.8

The Company has retrospectively adjusted the December 31, 2009 balance sheet to reflect finalization of purchase accounting for the Burndy acquisition.

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HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Numerator:
Net income attributable to Hubbell	$49.7	$49.6	$217.2	$180.1
Less: Earnings allocated to participating securities	0.2	0.2	0.9	0.8

Net income available to common shareholders	$49.5	$49.4	$216.3	$179.3

Denominator:
Average number of common shares outstanding	60.4	58.4	59.9	56.8
Potential dilutive shares	0.6	0.5	0.4	0.2

Average number of diluted shares outstanding	61.0	58.9	60.3	57.0

Earnings per Share:
Basic	$0.82	$0.85	$3.61	$3.16
Diluted	$0.81	$0.84	$3.59	$3.15

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Year Ended December 31
	2010	2009

Cash Flows From Operating Activities
Net income attributable to Hubbell	$217.2	$180.1
Depreciation and amortization	72.5	70.6
Stock-based compensation expense	11.4	10.3
Deferred income taxes	25.0	32.3
Changes in working capital	(38.9)	126.9
Contributions to defined benefit pension plans	(23.7)	(27.4)
Other, net	2.7	4.9

Net cash provided by operating activities	266.2	397.7

Cash Flows From Investing Activities
Capital expenditures	(47.3)	(29.4)
Acquisition of businesses, net of cash acquired	—	(355.8)
Net change in investments	(10.5)	9.5
Other, net	3.1	2.6

Net cash used in investing activities	(54.7)	(373.1)

Cash Flows From Financing Activities
Proceeds from stock issuance, net	—	122.0
Short-term debt borrowings, net	1.7	—
Payment of long-term debt	(200.0)	—
Issuance of long-term debt, net	297.5	—
Payment of dividends	(85.6)	(78.9)
Acquisition of common shares	(23.3)	—
Proceeds from exercise of stock options	49.3	5.7
Other, net	5.9	1.0

Net cash provided by financing activities	45.5	49.8

Effect of foreign exchange rate changes on cash and cash equivalents	5.2	5.9

Increase in cash and cash equivalents	262.2	80.3
Cash and cash equivalents
Beginning of period	258.5	178.2

End of period	$520.7	$258.5

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HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009

Net Sales
Electrical	$449.9	$436.4	$1,808.2	$1,650.1
Power	189.4	155.5	733.0	705.5

Total Net Sales	$639.3	$591.9	$2,541.2	$2,355.6

Operating Income
Electrical	$63.6	$53.3	$248.7	$163.7
Power	27.4	26.2	119.1	131.0

Total Operating Income	$91.0	$79.5	$367.8	$294.7

Operating Income as a % of Net Sales
Electrical	14.1%	12.2%	13.8%	9.9%
Power	14.5%	16.8%	16.2%	18.6%
Total	14.2%	13.4%	14.5%	12.5%

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HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2010	December 31, 2009
Total Debt	$597.7	$497.2
Total Hubbell’s Shareholders’ Equity	1,459.2	1,298.2

Total Capital	$2,056.9	$1,795.4

Total Debt to Total Capital	29%	28%

Total Debt	$597.7	$497.2
Less: Cash and cash equivalents	(520.7)	(258.5)
Investments	(39.0)	(28.1)

Net Debt	$38.0	$210.6

Net Debt to Total Capital	2%	12%
Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Year Ended December 31
	2010	2009

Net cash provided by operating activities	$266.2	$397.7
Less: Capital Expenditures	(47.3)	(29.4)

Free cash flow	$218.9	$368.3

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.
Earnings Per Diluted Share before debt extinguishment

	Three Months Ended	Twelve Months Ended
	December 31, 2010	December 31, 2010
Earnings Per Diluted Share as reported	$0.81	$3.59
Debt extinguishment	0.15	0.15

Earnings Per Diluted Share before debt extinguishment	$0.96	$3.74

Note: Management believes that earnings per diluted share before debt extinguishment is useful because it allows more consistent comparisons of Hubbell’s underlying operating results between periods.

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